As filed with the Securities and Exchange Commission on March 9, 2016.
Registration No. 333‑

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Edge Therapeutics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	200 Connell Drive, Suite 1600 Berkeley Heights, NJ 07922	26-4231384
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

Edge Therapeutics, Inc. 2014 Equity Incentive Plan
(Full Title of the Plan)

Brian A. Leuthner
President and Chief Executive Officer
Edge Therapeutics, Inc.
200 Connell Drive, Suite 1600
Berkeley Heights, NJ 07922
(Name and address of agent for service)
(800) 208-3343
(Telephone number, including area code, of agent for service)
Copies of all communications to:

W. Bradford Middlekauff Senior Vice President, General Counsel and Secretary Edge Therapeutics, Inc. 200 Connell Drive, Suite 1600 Berkeley Heights, NJ 07922	David S. Rosenthal, Esq. Dechert LLP 1095 Avenue of the Americas New York, NY 10036 (212) 698-3500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock of Edge Therapeutics, Inc., par value $0.00033 per share (“Common Stock”)	1,152,433 (2)	$9.72 (3)	$11,201,648.76 (3)	$1,128

(1)	Pursuant to Rules 416(a) and 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional shares of Common Stock which become issuable under the 2014 Plan (as defined below) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Edge Therapeutics, Inc. (the “Registrant”).

(2)	Represents an automatic increase to the number of shares available for issuance under the Edge Therapeutics, Inc. 2014 Equity Incentive Plan (the “2014 Plan”). Shares available for issuance under the 2014 Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on October 21, 2015 (Registration No. 333-207545).

(3)	Estimated pursuant to Rules 457(c) and 457(h) of the Securities Act, solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of Common Stock on March 4, 2016 as reported on the NASDAQ Global Select Market.

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL
 INSTRUCTION E

Pursuant to General Instruction E of Form S-8, the Registrant is filing this Registration Statement with the SEC to register 1,152,433 additional shares of common stock under its 2014 Plan, pursuant to the provisions of the 2014 Plan providing for an automatic increase in the number of shares reserved for issuance under such plan. This Registration Statement hereby incorporates by reference the contents of the Registrant's registration statement on Form S-8 filed with the SEC on October 21, 2015 (Registration No. 333-207545).

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley Heights, State of New Jersey, on this 9th day of March, 2016.

EDGE THERAPEUTICS, INC.
By:	/s/ Brian A. Leuthner
Brian A. Leuthner
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian A. Leuthner and Andrew J. Einhorn, and each or any one of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, with the Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Brian A. Leuthner Brian A. Leuthner	President and Chief Executive Officer and Director (Principal Executive Officer)	March 9, 2016
/s/ Andrew J. Einhorn Andrew J. Einhorn	Chief Financial Officer (Principal Financial Officer)	March 9, 2016
/s/ Albert N. Marchio, II Albert N. Marchio, II	Chief Accounting and Operations Officer (Principal Accounting Officer)	March 9, 2016
/s/ Sol Barer Sol Barer	Chairman, Board of Directors	March 9, 2016
/s/ Isaac Blech Isaac Blech	Vice Chairman, Board of Directors	March 9, 2016
/s/ R. Loch Macdonald R. Loch Macdonald	Chief Scientific Officer and Director	March 9, 2016
/s/ Kurt Conti Kurt Conti	Director	March 9, 2016
/s/ James Loughlin James Loughlin	Director	March 9, 2016
/s/ Robert Spiegel Robert Spiegel	Director	March 9, 2016
/s/ James I. Healy James I. Healy	Director	March 9, 2016
/s/ Anders D. Hove Anders D. Hove	Director	March 9, 2016

Exhibit Index

Exhibit Number	Description
4.1	Form of Certificate of Common Stock (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on September 21, 2015, and incorporated by reference herein).

4.2
Edge Therapeutics, Inc. 2014 Equity Incentive Plan and form of Stock Option Agreement (filed as Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on September 21, 2015, and incorporated by reference herein).

5.1	Opinion of Dechert LLP (counsel to the Registrant) as to the legality of the securities being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page hereto).